PROSPECTUS	Pricing Supplement No. 3882
Dated November 21, 2002	Dated April 1, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: April 1, 2003

Settlement Date (Original Issue Date): April 4, 2003

Maturity Date: January 30, 2006

Principal Amount (in Specified Currency): US$750,000,000

Price to Public (Issue Price): 101.118% (Plus accrued interest from February 3, 2003)

Agent's Discount or Commission: 0.225%

Net Proceeds to Issuer: US$756,697,500 (plus accrued interest from February 3, 2003)

Interest Rate Per Annum: 2.85%

Interest Payment Date(s):

X January 30th and July 30th of each year commencing July 30, 2003 (with respect to the period from and including April 4, 2003 to but excluding July 30, 2003) and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3882
Dated April 1, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

CUSIP No.: 36962GA46

USISIN: 36962 GA469

Common Code: 016252719

Repayment, Redemption and Acceleration:

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A
(Fixed Rate)
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Pricing Supplement No. 3882
Dated April 1, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General:

At December 31, 2002 the Company had outstanding indebtedness totaling $261.603 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2002 excluding subordinated notes payable after one year was equal to $260.638 billion.

Reopening of Issue:

The notes are intended to be fully fungible and form a single series with the Companys issue of US$ 900,000,000 2.85% Notes Due January 30, 2006 as set forth in the Companys pricing supplement number 3849 dated January 29, 2003.

Plan of Distribution:

The Notes are being purchased by the following in their respective amounts (the "Underwriters"), as principal, at 101.118% of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

Underwriter	Amounts
Lehman Brothers Inc.	US$ 375,000,000
UBS Warburg LLC	US$ 375,000,000

Total	US$ 750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.